Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS
We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-187774) of Pinnacle Foods Inc. of our report dated November 22, 2013 relating to the special purpose combined financial statements of the Wish-Bone and Western Salad Dressing Business, which appears in the Current Report on Form 8-K/A of Pinnacle Foods Inc. dated November 25, 2013.
/s/ PricewaterhouseCoopers LLP
Florham Park, New Jersey
November 25, 2013